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                                                                Exhibit 99.2

                     [Little Switzerland, Inc. Letterhead]



                                  May 8, 1998


BY FACSIMILE AND CERTIFIED MAIL
-------------------------------

Mr. Stephen G.E. Crane
Destination Retail Holdings Corporation
International Bazaar
P.O. Box F 40349
Freeport, Bahamas


     Re:  Little Switzerland, Inc./Destination Retail Holdings Corporation
          ----------------------------------------------------------------


Dear. Mr. Crane:

     Reference is hereby made to the Agreement and Plan of Merger, dated as of February 4, 1998, by and among Little Switzerland, Inc. (the "Company"), Destination Retail Holdings Corporation ("Parent"), LSI Acquisition Corp. ("Sub"), Young Caribbean Jewellery Company Limited, Alliance International Holdings Limited and CEI Distributors Inc. (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     The Merger Agreement was adopted by the requisite affirmative vote of the stockholders of the Company required by the Company's Certificate of Incorporation, By-laws and applicable law at a Special Meeting of Stockholders held today at 10:00 a.m. at State Street Bank and Trust Company, Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts. Accordingly, the Company believes that all of the conditions set forth in Article VI of the Merger Agreement have been satisfied as of the date hereof. We have attached hereto the documentation evidencing satisfaction of the conditions set forth in
Article VI.

     Under Section 1.01 of the Merger Agreement, the parties are contractually obligated to effect the Merger as soon as practicable following the satisfaction of such conditions. The Company is prepared to close the Merger at this time. As you are aware, if, by 5:00 p.m. on Friday, May 22, 1998, the Merger Agreement has not been consummated and neither Parent nor Sub has deposited the Merger Consideration with the Paying Agent, then the Company has the right to terminate the Merger Agreement in accordance with Section 7.01(e) thereof.

     You have informed us that you are continuing to work with DLJ Bridge Finance, Inc. and Donaldson, Lufkin & Jenrette, Inc. (collectively, "DLJ") to obtain the financing necessary to consummate the Merger. We would like you to apprise us of the timing of the closing of your financing with DLJ.

     With these understandings, we look forward to consummating the Merger as soon as possible.

                            Sincerely,

                            /s/ John E. Toler, Jr.

                            John E. Toler, Jr.



Attachments
cc:  Charles H. Baker, Esq.
     Kevin M. Dennis, Esq.
     Joseph L. Johnson III, Esq.